Exhibit 3.27

AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

CORNEJO & SONS, L.L.C.

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of CORNEJO & SONS, L.L.C. (the “Company”) is entered into by SUMMIT MATERIALS COMPANIES I, LLC, as the sole member (the “Member”).

WHEREAS, the Company was formed as a limited liability company on April 13, 2010 pursuant to and in accordance with the Kansas Revised Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, the Company, formerly named C&S Transition, L.L.C. (“CS Transition LLC”), was previously organized by C&S Group, Inc. (the “Original Member”) under that certain Limited Liability Company Operating Agreement, dated as of April 13, 2010 (the “Original Agreement”);

WHEREAS, pursuant to that certain Plan of Merger dated as of April 15, 2010 between Cornejo & Sons, Inc. (“CSI”) and CS Transition LLC (i) CSI merged with and into CS Transition LLC (the “Merger”), and effective upon the Merger the surviving entity was renamed Cornejo & Sons, L.L.C., and (ii) the Original Member acquired an additional 1,000 membership units of the Company thereby making the Original Member the holder of an aggregate of 2,000 membership units of the Company;

WHEREAS, on April 14, 2010 the Member executed and entered into that certain Membership Interest Purchase Agreement among the Member, the Original Member, CSI, Cornejo Materials, Inc., Concrete Materials Company of Kansas, L.L.C., the shareholders of the Original Member and Ronald J. Cornejo as Sellers Representative, pursuant to which on April 16, 2010 the Member purchased all of the outstanding membership interests of the Company and became the sole member of the Company; and

WHEREAS, the Member, wishes to enter into this Agreement in order to (i) reflect the name change of “C&S Transition, L.L.C.” to “Cornejo & Sons, L.L.C.”, and (ii) amend Exhibit A hereto in order to reflect the Member’s current unit ownership.

NOW THEREFORE, the Member, intending to be legally bound, hereby agrees that the Original Agreement is superseded, amended and restated in its entirety to read as follows:

1. Name. The name of the limited liability company formed hereby is CORNEJO & SONS, L.L.C.

2. Filing of Certificates. The Member, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates required or permitted by the Act to be filed in the Office of the Secretary of State of

Kansas. The Member shall also execute, deliver and file, or cause the execution, delivery and filing of any other certificates, notices or documents required or permitted by law for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

3. Purposes. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Kansas law on limited liability companies formed under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member.

5. Principal Business Office. The principal business office of the Company shall be located at 2060 East Tulsa, Wichita, Kansas 67216.

6. Registered Office; Registered Agent. The address of the registered office and the name and address of the registered agent of the Company in the State of Kansas is c/o Morgan Koon, 2060 East Tulsa, Wichita, Kansas 67216.

7. Member. Effective as of the date hereof the Member of the Company is that Person listed on the attached Exhibit A, as properly amended from time to time.

8. Membership Units.

(a) Membership interests in the Company shall be represented by units (the “Units”). The number of Units available for issuance shall be 100,000. All Units shall be uncertificated unless otherwise determined by the Member. Units may be issued in fractions. The number of Units available for issuance may be increased by the Member. The Member is the holder of the number of Units set forth opposite such Member’s name on Exhibit A hereto, as properly amended from time to time, and no other units or interests in the Company are outstanding.

(b) Except as otherwise required by this Agreement, each Unit shall be entitled to one vote and shall be considered a voting unit under the Act.

9. Limited Liability. As set forth in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Member is deemed admitted as the member of the Company upon its execution and delivery of this Agreement. The Member may, but is not obligated to make any capital contribution to the Company.

11 Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

12. Distributions. Subject to the limitations of the Act and any other applicable law, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

13. Management. Management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Kansas. Notwithstanding any other provisions of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.

14. Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, Chief Executive Officer, President, Vice President, Secretary, and Treasurer) to any such person. Any delegation pursuant to this Section may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

15. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16. Exculpation and Indemnification.

(a) To the fullest extent permitted by the laws of the State of Kansas and except in the case of bad faith, gross negligence or willful misconduct, no Member or Officer shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement.

(b) Except in the case of bad faith, gross negligence or willful misconduct, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Member or Officer, shall be indemnified and held harmless by the Company to the same extent as permitted by the laws of the State of Kansas for directors and officers of corporations organized under the laws of the State of Kansas. Any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

17. Assignments. The Member may at any time assign or transfer all of its Units. If the Member assigns or transfers all of its Units pursuant to this Section 17, the transferee shall be admitted to the Company as a member and shall become the Member for all purposes hereunder. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company. Upon such a transfer, the transferee member shall amend Exhibit A hereto, to reflect the name and ownership of such member.

18. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 18, an additional Member shall be admitted to the Company, subject to Section 19 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

19. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

20. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member (ii) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) any order of a court of competent jurisdiction requiring dissolution under K.S.A. 17-76,117, and amendments thereto.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 11 hereto.

21. Separability of Provisions. If any provision of this Agreement or the application thereof is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

22. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Kansas (without regard to conflict of laws principles).

24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

25. Sole Benefit of Member. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

26. Effectiveness. This Agreement shall become effective when the Member shall have executed and delivered the Agreement to the Company.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 4th day of May, 2010.

SUMMIT MATERIALS COMPANIES I, LLC, sole member

By:	/s/ Michael Brady
Name: Michael Brady
Title: Vice President

EXHIBIT A

UNIT OWNERSHIP

May 4, 2010

Member	Total Units
SUMMIT MATERIALS COMPANIES I, LLC	2,000